As filed with the Securities and Exchange Commission on [], 2011.

SEC File No. 333-151828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Post-Effective Amendment No. 3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NDB ENERGY, INC.
(Name of Small Business Issuer in Its Charter)

NEVADA	3999	98-0195748
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification Number)

1200 G Street, NW Suite 800 Washington District of Columbia 20005 Telephone: (800) 676-1006	James J. Cerna, Jr., Chief Executive Officer 1200 G Street, NW Suite 800 Washington District of Columbia 20005 Telephone: (800) 676-1006

(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue, Suite 702
New York, New York 10022
Telephone: (212) 246-3030
Facsimile: (212) 246-3039

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

ii

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, $0.001 par value (1)	1,160,004	$1.25 (2)	$ 1,450,005	$ 57
Total (3)	1,160,004		$ 1,450,005	$ 57 (4)

(1) These shares represent the 800,002 shares that were issued in connection with a private placement completed by the Registrant on April 17, 2008, 243,335 shares issued upon exercise of the Series B Warrants issued in connection with the private placement, and the 116,667 shares owned by certain of the Selling Stockholders.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on December 12, 2008 which was $1.25 per share.

(3) All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(4) Previously paid. Additionally, registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$ 361*
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Printing Expenses	1,000
Transfer Agent Fees	1,000
Miscellaneous Fees and Expenses	2,639
Total	$ 50,000

*Although the recalculated registration fee is $124, the Registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

Item 14. Indemnification of Officers and Directors.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the shareholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On July 29, 2011, we issued Mr. James Cerna, Jr., the Company’s current Chief Executive 1,400,000 shares of our common stock as compensation for the purchase of the lease to approximately 300 acres of land in Gonzales County, Texas.

On July 29, 2011, we issued Acqua Ventures, Inc. 400,000 shares of our common stock as compensation for the purchase of the lease to approximately 300 acres of land in Gonzales County, Texas.

The securities that were issued to Mr. Cerna and Acqua Ventures, Inc. were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Mr. Cerna or Acqua Ventures, Inc. absent registration or an applicable exemption from the registration requirements of the Securities Act.

On October 15, 2008, the Company granted a stock option to one of its directors permitting the purchase of, subject to applicable vesting provisions, 10,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The stock option vests in five equal annual installments of 2,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between its director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Investors absent registration or an applicable exemption from the registration requirements of the Securities Act.

On April 17, 2008, we consummated the sale of an aggregate of 800,002 shares of our common stock and Series B Warrants to purchase up to an additional 800,002 shares of our common stock at a per share purchase price of $3.00 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008 with certain Investors who are signatories to the Subscription Agreement; the Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. There were a total of 8 investors. Three of the investors subsequently exercised all or a portion of their respective Series B Warrants for a total of 243,334 shares of our common stock.

Item 16. Exhibits.

Exhibit No.                      Description of Exhibit

3.1	Articles of Incorporation(2)

3.2	Articles of Incorporation, as amended(1)

3.3	Certificate of Amendment to the Articles of Incorporation(6)

3.4	Certificate of Change(6)

3.5	By Laws(2)

4.1	Securities Purchase Agreement dated April 17, 2008, by and among International Energy, Inc. and Purchasers named therein and who are signatories thereto (2)

4.2	Form of Registration Rights Agreement dated April 17, 2008 by and between International Energy, Inc. and entities named therein and who are signatories thereto (2)

4.3	Form of Series B Warrant (2)

4.4	Placement Agent Agreement with Palladium Capital Advisors, LLC (2)

5.1	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered (2)

10.1	Research Agreement with The Regents of the University of California dated September 17, 2007 (2)

10.2	Employment Agreement dated October 15, 2008 with Charles Bell (3)

10.3	Executive Services Agreement dated August 30, 2010 between International Energy, Inc. and Amit S. Dang.

10.4	Asset Purchase Agreement between James J. Cerna, Jr., Acqua Ventures, Inc. and NDB Energy, Inc., dated July 29, 2011 (6)

10.5	Asset Purchase Agreement between James J. Cerna, Jr., and NDB Energy, Inc., dated July 29, 2011 (6)

10.6	Employment Agreement dated July 29, 2011, between NDB Energy, Inc. and James J. Cerna, Jr. (6)

10.7	International Energy, Inc. – 2002 Incentive Stock Plan (4)

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto) (2)

23.2	Consent of Peterson Sullivan, LLP dated August 17, 2011 (7)

*Filed herewith.

(1) Incorporated by reference to the Company’s Report on Form 10-Q for the quarterly period ended December 31, 2009 filed with the Commission on February 22, 2010.

(2) Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the Commission on June 23, 2008.

(3) Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the Commission on December 31, 2008.

(4) Incorporated by reference to the Company’s Registration Statement on Form S-8 filed with the Commission on August 24, 2005.

(5) Incorporated by reference to the Company’s Form 8-K filed with the Commission on June 29, 2011.

(6) Incorporated by reference to the Company’s Form 8-K filed with the Commission on August 4, 2011.

(7) Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the Commission on August 18, 2011.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, DC, on the 9th day of September, 2011.

NDB Energy, Inc.

By: /s/ James J. Cerna, Jr.
Name:      James J. Cerna, Jr.
Title:        Chief Executive Officer (Principal Executive Officer)
and Director

By: /s/ Amit Dang
Name:      Amit Dang
Title:        Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)
and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

By: /s/James J. Cerna, Jr.	Date: September 9, 2011
Name: James J. Cerna, Jr.
Title: Chief Executive Officer
and Director

By: /s/ Amit Dang	Date: September 9, 2011
Name: Amit Dang
Title: Chief Financial Officer
And Director

By: /s/ Derek Cooper	Date: September 9, 2011
Name: Derek J. Cooper
Title: Director

By: /s/ Jatinder Bhogal	Date: September 9, 2011
Name: Jatinder S. Bhogal
Title: Director